EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-112964 and 333-39492) and Forms S-8 (Nos. 333-114284, 333-62474, 333-89562) of Semitool, Inc. of our report dated December 13, 2005 relating to the financial statements and financial statement schedule, which appears in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP
Seattle, Washington
December 13, 2007